SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)OF THE SECURITIES
EXCHANGE ACT OF 1934
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ORBITAL SCIENCES CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 21, 2006
Dear Stockholder:
      It is my pleasure to invite you to the annual meeting of stockholders of Orbital Sciences Corporation to be held on Thursday, April 27, 2006, at 9:00 a.m., at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.
      Your vote is important. Whether or not you plan to attend, and regardless of the number of shares you own, I urge you to vote in accordance with the instructions provided with this proxy statement. Even if you return a proxy card or vote via the Internet or by telephone, you may still attend the meeting and vote in person.
      I hope that you will be able to attend the meeting. Orbital’s officers and directors look forward to seeing you at that time.
Sincerely,
David W. Thompson
Chairman of the Board and
Chief Executive Officer

The World Leader in Small Rockets and Space Systems

ORBITAL SCIENCES CORPORATION
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
www.orbital.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held April 27, 2006

       The annual meeting of stockholders of Orbital Sciences Corporation (“Orbital” or the “company”) will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 27, 2006, at 9:00 a.m.
      Stockholders, as of the close of business on March 8, 2006, are entitled to vote at the annual meeting. The following items are on the agenda:

1.	To elect five directors for three-year terms ending in 2009.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the company for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
      A proxy for the annual meeting is enclosed. Even though you may plan to attend the meeting in person, please promptly vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Stockholders may also vote by Internet or telephone. Internet and telephone proxy voting instructions are provided on the proxy card. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.
      This proxy statement, the accompanying form of proxy and our Annual Report on Form 10-K will be mailed to stockholders on or about March 22, 2006.
By Order of the Board of Directors,
Susan Herlick
Senior Vice President, General Counsel
and Corporate Secretary
March 21, 2006

ORBITAL SCIENCES CORPORATION

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers about the Annual Meeting and Voting
Why did I receive this proxy statement?
      The Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders because you own shares of Orbital common stock. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers and other information about Orbital. The meeting will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 27, 2006, at 9:00 a.m.
Who is entitled to vote?
      Holders of Orbital common stock at the close of business on March 8, 2006, the record date, are entitled to vote at the meeting. Each share of Orbital common stock is entitled to one vote on each matter to be voted on. On March 8, 2006, there were 55,155,818 shares of common stock issued and outstanding and entitled to vote.
What am I voting on?
      You are voting on two items of business at the annual meeting — (1) the election of five directors to serve until the 2009 annual meeting and until their respective successors are elected and qualified and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for the fiscal year ending December 31, 2006. For more information, turn to “Proposal 1 — Election of Directors” beginning on page 3 and “Proposal 2 — Ratification of the Appointment of Independent Auditors” beginning on page 25 of this proxy statement.
How do I vote?
      If you are a holder of Orbital common stock as of the record date, there are four ways to vote:

•	by completing and mailing your proxy card;

•	by Internet at www.proxyvote.com, by following the instructions on the proxy card;

•	by telephone, by following the instructions on the proxy card; or

•	by written ballot at the annual meeting.
      Votes by Internet or telephone must be received by 11:59 p.m. on Wednesday, April 26, 2006. If you do not indicate your voting preference, the appointed proxies will vote your shares FOR each of the nominees to Orbital’s Board of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the company for the fiscal year ending December 31, 2006.
      If your shares are held in a brokerage account or in your broker’s name (i.e., in “street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the Internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares as directed. If, however, your brokerage firm has not received your instructions in a timely manner, the firm may vote your shares on any matter which the New York Stock Exchange (“NYSE”) determines to be routine. The matters on this meeting’s agenda are routine according to the NYSE rules. For your general information, if the brokerage firm cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter.
      We will pass out written ballots to anyone who wants to vote in person at the annual meeting. If you hold your shares in street name through a brokerage account, you will need a legal proxy from your broker in order to vote at the annual meeting.
What if I change my mind after I have voted?
      You may revoke your proxy and change your vote at any time before it is voted at the meeting by (1) sending a written notice of revocation to the company’s Corporate Secretary; (2) submitting a new written proxy, bearing a date later than the date of the proxy being revoked; (3) voting again on the Internet or by telephone; or (4) attending the annual meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.
      If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.
How many shares constitute the quorum necessary to hold the annual meeting?
      As of the record date, 55,155,818 shares of Orbital’s common stock were issued and outstanding and entitled to vote at the annual meeting. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum. Shares that are represented by a proxy that directs that the shares abstain from voting or that a vote be withheld are still deemed to be represented at the annual meeting for purposes of constituting a quorum. Similarly, broker non-votes, as described above, will be treated as shares present for purposes of determining a quorum at the annual meeting.
Where do I find the voting results of the annual meeting?
      We will announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2006, to be filed with the U.S. Securities and Exchange Commission (the “SEC”). A copy of our Form 10-Q will be available at our website (www.orbital.com) and at the SEC’s website (www.sec.gov). You may also receive a copy by contacting our Investor Relations Department, either by mail at our corporate headquarters, by e-mail at investor.relations@orbital.com, by telephone at (703) 406-5543 or by calling the SEC at 1-800-SEC-0330 for the location of the nearest SEC public reference room.
Who pays the cost of solicitation of proxies?
      We will pay the costs of this proxy solicitation, including the reasonable expenses of brokerage firms and other custodians or nominees for forwarding proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies without additional compensation.
Will any other matters be voted on?
      As of the date of this proxy statement, our management knows of no other matters that will be presented for consideration at the annual meeting other than that discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1
ELECTION OF DIRECTORS
      Five directors are to be elected at the 2006 annual meeting for three-year terms expiring at the 2009 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, removal or resignation. Nine other directors have been previously elected to terms that end in either 2007 or 2008, as indicated below.
      If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.
      In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of common stock represented at the meeting and entitled to vote. The five nominees for election as directors at the annual meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For purposes of the election of directors, abstentions, broker non-votes and other shares not voted will have no effect on the outcome of the election other than for purposes of determining a quorum.
      The Board of Directors recommends that you vote FOR the election of each of the nominees listed below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.
      Set forth below is certain information as of March 1, 2006 concerning each of the nominees and each person whose term of office as a director will continue after the annual meeting.
Directors to be Elected at the 2006 Meeting
Robert M. Hanisee, 67
Director since 2002
      From 1990 until his retirement at the end of 2003, Mr. Hanisee held a series of positions with Trust Company of the West, an investment management services company. He served as Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group from 1998 to 2003, managed the Convertible Securities Group from 1992 to 1998, and was Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. He is a member of the National Aeronautics and Space Administration (“NASA”) Advisory Council. Mr. Hanisee is a director of EDO Corporation.
James G. Roche, 66
Director since 2005
      Dr. Roche served as the Secretary of the U.S. Air Force from 2001 to 2005. From 1984 to 2001, Dr. Roche held several executive positions with Northrop Grumman Corporation, a global defense company, including Corporate Vice President and President of its Electronic Sensors and Systems Sector. From 1983 to 1984, Dr. Roche was Democratic Staff Director of the U.S. Senate Committee on Armed Services. Dr. Roche served in the U.S. Navy for 23 years and retired with the rank of captain in 1983. As a naval officer, his assignments included Principal Deputy Director of the U.S. State Department’s Policy Planning Staff and Senior Professional Staff Member of the U.S. Senate Select Committee on Intelligence. He commanded the USS Buchanan, a guided missile destroyer, and was awarded the Arleigh Burke Fleet Trophy in 1974 for the most improved combat unit in the Pacific Theater.

Harrison H. Schmitt, 70
Director since 1983
      Dr. Schmitt has served in various capacities as a business and technical consultant since 1982. From 1977 through 1982, Dr. Schmitt was a U.S. Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for NASA. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon’s surface. Dr. Schmitt currently chairs the NASA Advisory Council.
James R. Thompson, 69
Director since 1992
      Mr. Thompson, who is not related to David W. Thompson, has been Vice Chairman, President and Chief Operating Officer of Orbital since April 2002, and was President and Chief Operating Officer since October 1999. He was Acting General Manager of Orbital’s Transportation Management Systems Group from 2001 until August 2003. From 1993 until October 1999, Mr. Thompson served as Executive Vice President and General Manager of Orbital’s Launch Systems Group. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of the Marshall Space Flight Center at NASA. Mr. Thompson was Deputy Director for Technical Operations at Princeton University’s Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of SPACEHAB Incorporated.
Scott L. Webster, 53
Director since 1982
      Mr. Webster is a co-founder of Orbital. Mr. Webster served as Senior Vice President, Special Projects of Orbital from May 2001 until his retirement in July 2002. From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P., a satellite services company formerly affiliated with Orbital. From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital. He served as President of Orbital’s Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster was Orbital’s Senior Vice President of Marketing and Vice President of Marketing from Orbital’s inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.
Directors Whose Terms Expire in 2007
Edward F. Crawley, 51
Director since 2003
      Dr. Crawley has been a professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology (“M.I.T.”) since 1980, and served as head of M.I.T.’s Aeronautics and Astronautics Department from 1996 until 2003. Since 2003, he has served as Executive Director of the Cambridge University — M.I.T. Institute. In 1993, he was a member of the Presidential Advisory Committee on the Space Station Redesign. He is a Fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, and the Royal Swedish Academy of Engineering Science, and is a member of the U.S. National Academy of Engineering.
Lennard A. Fisk, 62
Director since 1993
      Dr. Fisk has been a professor of Space Sciences at the University of Michigan since 1993, and also served as Chairman of the Department of Atmospheric, Oceanic, and Space Sciences from 1993 to 2003. From 1987 until 1993, he was Associate Administrator for Space Sciences and Applications at NASA. From 1977 until

1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs. He is a Fellow of the American Geophysical Union and a member of the U.S. National Academy of Sciences, where he serves as Chairman of its Space Studies Board. He is also a member of the NASA Advisory Council.
Ronald T. Kadish, 57
Director since 2005
      General Kadish has been Vice President and Partner of Booz Allen Hamilton, Inc., a global strategy and technology consulting firm, since February 2005. In September 2004, General Kadish retired as Lieutenant General from the U.S. Air Force after serving for 34 years. From 1999 until his retirement, General Kadish served as Director of the U.S. Missile Defense Agency (formerly Ballistic Missile Defense Organization). From August 1996 to June 1999, General Kadish served as the Commander of the Electronic Systems Center at Hanscom Air Force Base. Prior to that time, General Kadish served in numerous assignments with the Air Force, including Program Director for several military aircraft platforms. During his career with the Air Force, General Kadish received a number of awards and decorations, including the Defense Distinguished Service Medal with oak leaf cluster, the Distinguished Service Medal, and the Legion of Merit.
Garrett E. Pierce, 61
Director since 2000
      Mr. Pierce has been Vice Chairman and Chief Financial Officer since April 2002, and was Executive Vice President and Chief Financial Officer since August 2000. From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a supplier of electronic security systems, where he was also named Chief Administrative Officer in July 1998. Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks. From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer. Materials Research Corporation was acquired by Sony Corporation as a wholly-owned subsidiary in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies. Mr. Pierce is a director of Kulicke and Soffa Industries, Inc.
David W. Thompson, 51
Director since 1982
      Mr. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982. From 1982 until October 1999, he also served as President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle’s autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society, and is a member of the U.S. National Academy of Engineering.
Directors Whose Terms Expire in 2008
Daniel J. Fink, 79
Director since 1983
      Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm, since 1982. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the positions of Senior Vice President, Corporate Planning and Development and Vice President and Group

Executive, Aerospace Group. Mr. Fink is a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council. He is a member of the U.S. National Academy of Engineering.
Robert J. Hermann, 72
Director since 2002
      Dr. Hermann has been a Senior Partner of Global Technology Partners, an aerospace, defense, and technology investment firm, since 1998. From 1982 to 1998, Dr. Hermann held a variety of positions at United Technologies Corporation, including the position of Senior Vice President, Science and Technology from 1987 to 1998. Prior to that time, Dr. Hermann served as Director of the National Reconnaissance Office, Assistant Secretary of the Air Force for Research and Development and Logistics, and Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. He also spent 20 years with the National Security Agency. He is a member of the Defense Science Board, was Chairman of the Charles Stark Draper Laboratory from 1995 to 2001, and was a member of the President’s Foreign Intelligence Advisory Board from 1993 to 2001. Dr. Hermann is a member of the U.S. National Academy of Engineering.
Janice I. Obuchowski, 54
Director since 1996
      Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm, since 1992. During the first half of 2003, Ms. Obuchowski also served as Ambassador and U.S. Representative to the World Radiocommunication Conference 2003. From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Senior Adviser to the Chairman. Ms. Obuchowski is a director of CSG Systems International, Inc. and Stratos Global Corporation.
Frank L. Salizzoni, 66
Director since 1996
      Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and served as Chairman of the Board until his retirement in 2002. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a food services company. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of Stratos Global Corporation.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in exercising its responsibilities and in furtherance of its continuing efforts to enhance its corporate governance. The Corporate Governance Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making at the Board and management level and ensuring adherence to good corporate governance principles, with the goal of enhancing stockholder value over the long term.
      A copy of the Corporate Governance Guidelines is posted on the “Investor Relations/ Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to the company’s Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

Code of Business Conduct and Ethics
      The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to the directors, officers and employees of the company. In compliance with the applicable rules of the SEC, special ethics obligations of our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other employees who perform financial or accounting functions are set forth in Section 10 of the Code of Business Conduct and Ethics, entitled Special Ethics Obligations of Employees with Financial Reporting Obligations. The company intends to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding an amendment to, or a waiver from, our Code of Business Conduct and Ethics by posting such information on our website at www.orbital.com. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of the company’s directors or officers in the past year.
      A copy of the Code of Business Conduct and Ethics is posted on the “Investor Relations/ Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to the company’s Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.
INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES
Director Independence
      The NYSE rules require that a majority of the company’s Board of Directors shall be independent, and define independence based upon criteria relating to the current or historical relationship between the company and each individual director. The Corporate Governance Guidelines provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has (1) no material relationship with Orbital (either directly or as a partner, stockholder or officer of an organization that has a relationship with Orbital) and (2) otherwise meets the criteria for independence required by the NYSE. In making its determination, the Board considered all relevant facts and circumstances and applied the following standards:
      The director will not be considered “independent” if:

•	Employment: The director is, or has been within the last three years, an employee of Orbital, or an immediate family member is, or has been within the last three years, an executive officer of Orbital.

•	Other Compensation: The director or an immediate family member has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Orbital, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Auditor Affiliation: (a) The director or an immediate family member is a current partner of a firm that is Orbital’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Orbital’s audit within that time.

•	Interlocking Directorships: The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Orbital’s present executive officers at the same time serves or served on that company’s compensation committee.

•	Business Transactions: The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from Orbital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

•	Charitable Contributions: The director is currently or has been within the last three years an executive officer of any tax exempt organization to which contributions made by Orbital exceeded, in any single fiscal year, the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenues.

•	Indebtedness: Since January 1, 2005, the director is at any time a director, executive officer or partner of any company or organization which is indebted to Orbital, or to which Orbital is indebted, where the total amount of indebtedness exceeds five percent of the total consolidated assets of such company or organization on December 31, 2005.
      The Board of Directors has affirmatively determined that Ms. Obuchowski and Messrs. Crawley, Fink, Fisk, Hanisee, Hermann, Kadish, Roche, Salizzoni, Schmitt and Webster are “independent,” and that none of these directors have a material relationship with the company. This determination was based on the fact that none of these individuals, their immediate family members or any organizations with which these individuals or any of their immediate family members have been affiliated during the last three years, has had any formal or informal relationship with the company whereby the individual or any of their immediate family members or the affiliated organization has been entitled to or received directly or indirectly any form of economic benefit from Orbital (other than their individual compensation as a director), or otherwise has a relationship with Orbital described in any of the categories listed above.
Retirement Policy
      The Corporate Governance Guidelines provide that directors are generally ineligible to stand for election if they will have attained age 75 by the date of the company’s annual meeting of stockholders at which such election will be held. Directors who were 75 or older on the date the policy was adopted are not affected. Accordingly, this policy does not apply to Daniel J. Fink.
Lead Independent Director and Executive Sessions
      We have a lead independent director (“Lead Independent Director”) who is nominated by the Corporate Governance and Nominating Committee and approved by the non-management members of the Board for a two-year term. In January 2005, Robert J. Hermann was appointed as the Lead Independent Director for a two-year term.
      Consistent with the NYSE rules, our non-management directors meet in regularly scheduled executive sessions without management. In addition, the Board meets at least once a year in an executive session that includes only independent directors. The Lead Independent Director presides over all executive sessions of non-management directors or independent directors.
Communications with Directors
      Stockholders or other interested parties may communicate directly with the Lead Independent Director, the non-management directors as a group or the independent directors as a group, by writing to “Lead Independent Director, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel.” The Lead Independent Director will review all communications and report on all of them to the full Board, the non-management directors or the independent directors, as appropriate. Complaints or concerns regarding Orbital’s accounting, internal accounting controls or auditing matters will be referred to the Audit and Finance Committee and will be investigated in the ordinary course by such committee or its designee.
Our Committees
      The Board has four standing committees: the Audit and Finance Committee; the Corporate Governance and Nominating Committee; the Human Resources and Compensation Committee; and the Markets and Technology Committee. Each committee operates pursuant to a written charter, copies of which are posted on the “Investor Relations/ Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to the company’s Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.
      Board membership on the committees is as follows:

	Corporate Governance	Human Resources and
Audit and Finance	and Nominating	Compensation	Markets and Technology

Edward F. Crawley	Daniel J. Fink	Edward F. Crawley	Edward F. Crawley
Lennard A. Fisk	Robert M. Hanisee	Daniel J. Fink	Lennard A. Fisk
Robert M. Hanisee*	Robert J. Hermann*	Robert J. Hermann	Robert J. Hermann
Frank L. Salizzoni	James G. Roche	Ronald T. Kadish	Ronald T. Kadish
Harrison H. Schmitt	Frank L. Salizzoni	Janice I. Obuchowski*	Janice I. Obuchowski
James G. Roche
Harrison H. Schmitt*
Scott L. Webster

*	Chairperson
Audit and Finance Committee
      The Audit and Finance Committee (the “Audit Committee”) held 12 meetings during 2005. In accordance with the applicable NYSE and SEC rules, all of its members are independent. The Board has determined that Messrs. Hanisee and Salizzoni are each an “audit committee financial expert,” as such term is defined by the regulations promulgated under the Exchange Act, and that they have the accounting and related financial expertise within the meaning of the listing standards of the NYSE. In accordance with the terms of the company’s Audit Committee charter, none of the members of the Audit Committee serves on the audit committees of more than three public companies, including the company.
      The Audit Committee’s responsibilities and duties are detailed in its charter, and include:

•	Appointing and overseeing the company’s independent auditors, and consulting with them with regard to the plan of audit, financial results, significant accounting policies and issues and the adequacy of internal accounting controls;

•	Reviewing the company’s financial reports and related matters, including significant financial reporting issues and judgments;

•	Reviewing and monitoring the integrity of financial reporting processes and internal control systems;

•	Reviewing the appointment and replacement of the company’s internal auditor and overseeing the performance of the internal audit department; and

•	Monitoring compliance with legal and regulatory requirements related to the company’s financial and accounting functions.
Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee (the “Nominating Committee”) held four meetings during 2005. In accordance with the applicable NYSE rules, all of its members are independent.
      The Nominating Committee’s responsibilities and duties are detailed in its charter, and include:

•	Identifying and considering director nominees for election to the Board;

•	Recommending directors to serve on and chair committees of the Board;

•	Developing and reviewing the company’s Corporate Governance Guidelines and the committee charters;

•	Developing a plan for Chief Executive Officer succession;

•	Reviewing director compensation and benefits; and

•	Overseeing the annual self-evaluation of the Board and its committees.
      The Nominating Committee will seek to identify director nominees based on input provided by a number of sources, including (1) Nominating Committee members, (2) other directors of the company and (3) stockholders of the company. The Nominating Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director nominees. The company does not, however, currently employ a search firm, or pay a fee to any other third party, to locate qualified director nominees.
      Once a director nominee has been identified, the Nominating Committee will then evaluate such nominee in light of his or her qualifications and credentials and any additional factors that it deems necessary or appropriate. At a minimum, director nominees must possess such competencies, expertise and knowledge to enable the Board as a whole to possess the expertise necessary to perform its responsibilities in an efficient and effective manner. In evaluating the suitability of individual director nominees, the Board takes into account various factors, including professional experience, understanding of the company’s business environment and the industry sector(s) in which it competes, educational background, integrity, ability to make analytical inquiries and willingness to devote adequate time and resources to diligently perform Board duties.
      It is the Nominating Committee’s policy to consider any suggestions for director nominees received from a stockholder. The company has established the following procedures for stockholders to submit director nominees for consideration at Orbital’s annual meeting. The proposal must be delivered to the company and contain the information required to be included in accordance with the requirements set forth in Section 1.6 of the company’s Amended and Restated Bylaws and any applicable rules or regulations. It should be addressed to “General Counsel and Corporate Secretary, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166.” The Nominating Committee will evaluate director nominees submitted by stockholders in the same manner it evaluates nominees recommended by other sources, as set forth above.
Human Resources and Compensation Committee
      The Human Resources and Compensation Committee (the “Compensation Committee”) held nine meetings during 2005. In accordance with the applicable NYSE rules, all of its members are independent.
      The Compensation Committee’s responsibilities and duties are detailed in its charter, and include:

•	Evaluating the Chief Executive Officer’s performance and determining his compensation;

•	Reviewing and making recommendations to the Board with respect to compensation of the company’s other executive officers;

•	Approving employment agreements containing change of control provisions and any non-standard severance arrangements with executive officers;

•	Administering the company’s equity-based compensation plans and making recommendations to the Board with respect to such plans; and

•	Monitoring corporate human resource matters, including issues relating to employee benefits and workforce recruitment and retention.

Markets and Technology Committee
      The Markets and Technology Committee held four meetings during 2005. The Markets and Technology Committee’s responsibilities and duties are detailed in its charter, and include:

•	Monitoring and evaluating existing and new markets for the company’s products and services;

•	Assessing existing and potential major technology trends and product development programs; and

•	Reviewing and assessing the development of new technologies and products, including research and development activities and the associated technical and market risks.
Attendance at Board and Stockholder Meetings
      During 2005, the Board held 11 meetings. Each incumbent director attended at least 75% of all meetings of the Board and committees of which he or she was a member.
      It is the Board’s policy that all directors should attend the company’s annual meeting. All of the company’s 12 directors then in office attended the 2005 annual meeting held on April 28, 2005. James G. Roche and Ronald T. Kadish were elected to the Board after the 2005 annual meeting.
Director Compensation
      During 2005, three directors were salaried employees of Orbital. Such directors receive no additional compensation for serving on the Board. Board members who are not salaried employees receive compensation for Board service. In 2005, that compensation included:

•	Annual Retainer	$28,000

•	Lead Independent Director Annual Retainer	$10,000

•	Committee Chair Annual Retainer	$5,000 for each committee for up to one committee

•	Committee Member Annual Retainer	$1,000 for each committee for up to two committees

•	Board Meeting Fees	$1,000 for each in-person Board meeting in excess of five per year

Up to $1,000 for each telephonic Board meeting

•	Committee Meeting Fees	$1,000 for each in-person committee meeting

Up to $1,000 for each telephonic committee meeting

•	Annual Stock Option Grant	5,000 common stock options

•	Stock Purchase Matching Program	Orbital matches up to $10,000 worth of common stock purchases in the open market during the calendar year with grant of an equivalent value of restricted common stock
      Non-employee directors had the option to elect to receive all or part of their 2005 retainers and fees in the form of restricted common stock issued under Orbital’s 1997 Stock Option and Incentive Plan (the “1997 Option Plan”). The number of shares of stock issued in lieu of cash was calculated based on the closing sales price of the common stock on the date of the award, which is the first Board meeting of the year in the case of retainers and the date of the relevant meeting in the case of meeting fees. The awards of restricted stock vest in their entirety on January 26, 2007. During 2005, Messrs. Fink, Fisk, Hanisee, Hermann and Salizzoni elected to receive all or part of their annual retainer(s) in the form of restricted common stock in the amounts of $22,000, $30,000, $17,000, $40,000 and $30,000, respectively. Messrs. Fisk, Hanisee and Hermann also elected to receive their meeting fees in the form of restricted common stock in the amounts of $12,500, $14,000 and $16,500, respectively.
      Under the 1997 Option Plan, on the first business day in January, each non-employee director receives an automatic annual grant of 5,000 options to purchase common stock at an exercise price equal to the fair market value on that date. On January 3, 2005, each non-employee director serving on the Board at that time was granted 5,000 common stock options with an exercise price of $11.47 per share. All of these option grants vested in their entirety on January 3, 2006. Messrs. Roche and Kadish, who were appointed to the Board during 2005, received grants of 5,000 common stock options on May 31, 2005 and July 20, 2005, respectively, which options vest in their entirety on the anniversary of the grant date. Messrs. Roche and Kadish’s options have an exercise price of $9.71 and $10.93, respectively.
      Orbital also matches a non-employee director’s purchase of up to $10,000 worth of common stock in the open market during the calendar year with a grant of restricted common stock under the 1997 Option Plan. The number of shares of restricted common stock granted is equal to the dollar value of the non-employee director’s stock purchase in any given calendar quarter divided by the average closing sales price of the common stock during that calendar quarter. The grant vests in its entirety two years from the date of grant. In 2005, the company granted an aggregate of 7,270 shares of restricted common stock under this program to Ms. Obuchowski (974) and Messrs. Crawley (826), Hanisee (826), Hermann (974), Kadish (826), Roche (1,009), Salizzoni (826) and Webster (1,009).
      All directors also are reimbursed for out-of-pocket expenses in connection with Board service and for out-of-pocket expenses incurred by their respective spouses when traveling with the director in connection with Board service for up to one trip per year.
      The following table sets forth compensation earned, awarded or paid to our non-employee directors in connection with their Board service during 2005. It does not include compensation for reimbursement of out-of-pocket expenses in connection with Board service in 2005.

		Retainers and/or	Grant Date Fair
	Retainers and/or	Meeting Fees Paid	Value of Annual	Stock Purchase
	Meeting Fees	in Restricted Stock	Stock Option	Match Paid in
Name	Paid in Cash(a)	in Lieu of Cash	Grant(b)	Restricted Stock	Total

Edward F. Crawley	$46,500	—	$25,355	$10,000	$81,855
Daniel J. Fink	34,000	$22,000	25,355	—	81,355
Lennard A. Fisk	—	42,500	25,355	—	67,855
Robert M. Hanisee	17,000	31,000	25,355	10,000	83,355
Robert J. Hermann	1,000	56,500	25,355	10,000	92,855
Ronald T. Kadish	19,250	—	24,859	10,000	54,109
Janice I. Obuchowski	45,500	—	25,355	10,000	80,855
James G. Roche	25,250	—	22,577	10,000	57,827
Frank L. Salizzoni	11,750	30,000	25,355	10,000	77,105
Harrison H. Schmitt	47,250	—	25,355	—	72,605
Scott L. Webster	35,500	—	25,355	10,000	70,855

(a)	Messrs. Roche and Kadish were elected to the Board in May 2005 and June 2005, respectively, and their annual retainers were prorated accordingly.
(b)	These values are based on the Black-Scholes option-pricing model.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 2005, 2004 and 2003, as applicable, to the Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers as of December 31, 2005 (collectively, the “Named Officers”).

		Annual Compensation			Long-Term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Awards	Options(#)	Compensation

David W. Thompson(a)	2005	$525,000	$448,904	$522	$451,200	—	$19,725
Chairman of the Board and	2004	475,000	361,000	522	—	60,000	18,621
Chief Executive Officer	2003	430,000	361,200	829	401,250	150,000	14,928

James R. Thompson(b)	2005	480,000	364,827	476	253,800	—	27,536
Vice Chairman, President and	2004	450,000	342,000	1,191	—	60,000	23,082
Chief Operating Officer	2003	430,000	361,200	808	401,250	150,000	22,233

Garrett E. Pierce(c)	2005	510,000	387,612	522	253,800	—	24,396
Vice Chairman and Chief	2004	500,000	380,000	522	—	—	58,164
Financial Officer	2003	450,000	678,000	50,627	—	—	55,872

Ronald J. Grabe(d)	2005	343,000	279,365	49,368	169,200	—	20,119
Executive Vice President and	2004	321,000	204,675	149,809	—	40,000	50,372
General Manager, Launch	2003	307,000	324,290	82,426	214,000	100,000	44,847
Systems Group

John M. Danko(e)	2005	320,000	168,015	24,448	169,200	—	17,261
Executive Vice President and	2004	298,500	149,261	24,448	—	40,000	17,901
General Manager, Space	2003	285,000	142,500	24,363	160,500	90,876	16,560
Systems Group

(a)	On October 26, 2005, Mr. Thompson received 40,000 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. The restricted stock units had a fair market value of $11.28 per share on the grant date. At December 31, 2005, the total value of all of Mr. Thompson’s unvested restricted stock units (40,000 units) was $513,600, based on the closing price of our common stock on December 30, 2005 ($12.84). In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the restricted stock units at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

On February 18, 2003, Mr. Thompson received 75,000 shares of restricted common stock that vested in 50% increments on the first and second anniversaries of the grant date. The stock had a fair market value of $5.35 per share on the grant date.

Other annual compensation for Mr. Thompson reflects tax gross-up payments related to executive long-term disability premiums in 2005, 2004 and 2003.

All other compensation for Mr. Thompson includes aggregate company contributions under Orbital’s 401(k) and deferred compensation plans of $16,940, $15,784 and $12,863 in 2005, 2004 and 2003, respectively. It also includes $2,070, $2,122 and $1,350 of life insurance premiums paid by the company in 2005, 2004 and 2003, respectively, and $715 executive long-term disability premiums paid by the company for each year reported.

(b)	On October 26, 2005, Mr. J.R. Thompson received 22,500 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. The restricted stock units had a fair market value of $11.28 per share on the grant date. At December 31, 2005, the total value of all of

Mr. J.R. Thompson’s unvested restricted stock units (22,500 units) was $288,900, based on the closing price of our common stock on December 30, 2005 ($12.84). In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the restricted stock units at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

During 2005, Mr. J.R. Thompson received approximately 25% of his 2005 base salary, net of taxes, in the form of common stock that was not subject to any vesting restrictions. The stock was issued on the last day of each quarter as follows: 2,125 shares based on a fair market value of $9.68 per share on the grant date; 2,078 shares based on a fair market value of $9.90 per share on the grant date; 1,646 shares based on a fair market value of $12.50 per share on the grant date; and 1,602 shares based on a fair market value of $12.84 on the grant date.

During 2004, Mr. J.R. Thompson received approximately 25% of his 2004 base salary, net of taxes, in the form of common stock that was not subject to any vesting restrictions. The stock was issued on the last day of each quarter as follows: 1,539 shares based on a fair market value of $12.53 per share on the grant date; 1,397 shares based on a fair market value of $13.81 per share on the grant date; 1,689 shares based on a fair market value of $11.42 per share on the grant date; and 1,630 shares based on a fair market value of $11.83 per share on the grant date.

On February 18, 2003, Mr. J.R. Thompson received 75,000 shares of restricted common stock that vested in 50% increments on the first and second anniversaries of the grant date. The stock had a fair market value of $5.35 per share on the grant date.

During 2003, Mr. J.R. Thompson received approximately 25% of his 2003 base salary, net of taxes, in the form of common stock that was not subject to any vesting restrictions. The stock was issued on the last day of each quarter as follows: 5,198 shares based on a fair market value of $5.17 per share on the grant date; 2,524 shares based on a fair market value of $7.30 per share on the grant date; 1,985 shares based on a fair market value of $9.28 per share on the grant date; and 1,533 shares based on a fair market value of $12.02 per share on the grant date.

Other annual compensation for Mr. J.R. Thompson includes $476, $476 and $808 tax gross-up payments related to executive long-term disability premiums in 2005, 2004 and 2003, respectively, and $715 as reimbursement for out-of-pocket expenses incurred by Mr. J.R. Thompson’s spouse when traveling with him in connection with his Board service in 2004.

All other compensation for Mr. J.R. Thompson includes aggregate company contributions under Orbital’s 401(k) and deferred compensation plans of $16,648, $12,513 and $12,452 in 2005, 2004 and 2003, respectively. It also includes $10,173, $9,854 and $9,066 of life insurance premiums paid by the company in 2005, 2004 and 2003, respectively, and $715 executive long-term disability premiums paid by the company for each year reported.

(c)	On October 26, 2005, Mr. Pierce received 22,500 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. The restricted stock units had a fair market value of $11.28 per share on the grant date. At December 31, 2005, the total value of all of Mr. Pierce’s unvested restricted stock units (22,500 units) was $288,900, based on the closing price of our common stock on December 30, 2005 ($12.84). In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the restricted stock units at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

Other annual compensation for Mr. Pierce includes $522, $522 and $829 tax gross-up payments related to executive long-term disability premiums in 2005, 2004 and 2003, respectively. For 2003, it also includes $28,783 as a reimbursement for relocation, living and certain other related expenses, and a $21,015 tax gross-up payment related to such reimbursement.

All other compensation for Mr. Pierce includes aggregate company contributions under Orbital’s 401(k) and deferred compensation plans of $17,741, $19,523 and $21,317 in 2005, 2004 and 2003, respectively. It also includes partial forgiveness in 2004 and 2003 of a loan and accrued interest of $31,837 and $29,970, respectively, pursuant to the company’s former executive officer loan program. It also includes $5,940, $6,089 and $3,870 of life insurance premiums paid by the company in 2005, 2004 and 2003, respectively, and $715 executive long-term disability premiums paid by the company for each year reported.

(d)	On October 26, 2005, Mr. Grabe received 15,000 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. The restricted stock units had a fair market value of $11.28 per share on the grant date. At December 31, 2005, the total value of all of Mr. Grabe’s unvested restricted stock units (15,000 units) was $192,600, based on a closing price of our common stock on December 30, 2005 ($12.84). In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the restricted stock units at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

On February 18, 2003, Mr. Grabe received 40,000 shares of restricted common stock that vested in 50% increments on the first and second anniversaries of the grant date. The stock had a fair market value of $5.35 per share on the grant date.

Other annual compensation for Mr. Grabe includes $511, $862 and $938 tax gross-up payments related to executive long-term disability premiums in 2005, 2004 and 2003, respectively. It also includes $43,200, $44,158 and $45,889 tax gross-up payments related to Mr. Grabe’s special monthly cash bonuses in 2005, 2004 and 2003, respectively. It also includes $3,310, $61,312 and $20,829 as a reimbursement for relocation and living expenses, and $2,347, $43,477 and $14,770 tax gross-up payments related to such reimbursement, in 2005, 2004 and 2003, respectively.

All other compensation for Mr. Grabe includes aggregate company contributions under Orbital’s 401(k) and deferred compensation plans of $14,385, $14,654 and $11,434 in 2005, 2004 and 2003, respectively. It also includes partial forgiveness in 2004 and 2003 of a loan and accrued interest of $31,837 and $29,970, respectively, pursuant to the company’s former executive officer loan program. It also includes $5,019, $3,166 and $2,728 of life insurance premiums paid by the company in 2005, 2004 and 2003, respectively, and $715 executive long-term disability premiums paid by the company for each year reported.

(e)	On October 26, 2005, Mr. Danko received 15,000 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. The restricted stock units had a fair market value of $11.28 per share on the grant date. At December 31, 2005, the total value of all of Mr. Danko’s unvested restricted stock units (15,000 units) was $192,600, based on a closing price of our common stock on December 30, 2005 ($12.84). In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the restricted stock units at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

On February 18, 2003, Mr. Danko received 30,000 shares of restricted common stock that vested in 50% increments on the first and second anniversaries of the grant date. The stock had a fair market value of $5.35 per share on the grant date.

Other annual compensation for Mr. Danko includes $448, $448 and $363 tax gross-up payments related to executive long-term disability premiums in 2005, 2004 and 2003, respectively. It also includes a $2,000 per month housing allowance for each year reported.

All other compensation for Mr. Danko includes aggregate company contributions under Orbital’s 401(k) and deferred compensation plans of $11,748, $12,561 and $11,609 for 2005, 2004 and 2003, respectively. It also includes $4,655, $4,482 and $4,093 of life insurance premiums paid by the company for 2005, 2004 and 2003, respectively, and $858 executive long-term disability premiums paid by the company for each year reported.

Option Grants in Last Fiscal Year
      No stock options were granted to any of the Named Officers during fiscal year 2005.
Aggregated Option Exercises During 2005 and December 31, 2005 Option Values
      The table below shows information with respect to the number of stock options exercised by Named Officers during 2005 and the value of unexercised stock options granted under the 1997 Option Plan and its predecessor, Orbital’s 1990 Stock Option Plan.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Option Shares at		In-the-Money Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David W. Thompson	—	—	525,000	50,000	$2,035,250	$352,500
James R. Thompson	10,000	$85,606	515,000	50,000	1,976,500	374,500
Garrett E. Pierce	—	—	660,000	—	2,897,525	—
Ronald J. Grabe	—	—	241,201	33,333	580,624	249,664
John M. Danko	20,000	120,277	92,293	30,291	179,546	213,552
Indemnification Agreements
      Orbital has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that Orbital shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his or her position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to Orbital’s best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital’s Restated Certificate of Incorporation or any agreement or vote of stockholders and that the Restated Certificate of Incorporation may not be amended to adversely affect the rights of the indemnitee.
Executive Employment Agreements
      Orbital has entered into executive change-of-control agreements with certain of its officers, including each of the Named Officers. The right to receive compensation under these agreements becomes effective only in the event of a “change of control,” as defined in the agreements, of Orbital, and no officer currently receives compensation under these agreements. Upon a “change of control,” each officer whose employment is terminated by Orbital other than for disability or “cause,” as defined in the agreements, or who terminates his or her employment for “good reason,” as defined in the agreements, within 24 months following such “change of control,” would receive a lump sum equal to two times the sum of his or her annual base salary plus an amount equal to any bonus paid in the previous year. In addition, all unvested amounts under the company’s deferred compensation plan would vest, all insurance benefits would continue for 24 months and all Orbital stock options would be repurchased by Orbital at the difference between the exercise price of the stock option and the higher of (1) the highest price paid in the “change of control” transaction or (2) the then current fair market value.
      In 2003, Orbital entered into an executive relocation agreement with Ronald J. Grabe, Executive Vice President and General Manager, Launch Systems Group, in connection with his temporary relocation assignment in Chandler, Arizona. The agreement provided for the payment of a $103,000 special cash bonus when the agreement became effective in August 2003, and the payment of a $65,000 special cash bonus on June 1, 2005. Under the terms of the agreement, Mr. Grabe also receives a $8,600 special monthly cash bonus and a tax gross-up payment related to such bonus for each month Mr. Grabe is relocated and employed at Orbital’s request in Chandler, Arizona. The agreement also provides that Orbital reimburse Mr. Grabe for certain relocation expenses. The agreement terminates when Mr. Grabe’s relocation assignment is over or Mr. Grabe is no longer employed as an executive officer of Orbital, whichever occurs first.
      In 2000, Orbital entered into a severance agreement with Garrett E. Pierce, Vice Chairman and Chief Financial Officer, which sets forth the severance benefits that Mr. Pierce would receive from Orbital in the event his employment is terminated other than in the event of a “change of control,” as defined in the executive change-of-control agreement described above. In 2002, Orbital and Mr. Pierce entered into a supplemental agreement which, among other things, established Mr. Pierce’s 2004 base salary and amended the severance agreement. The severance agreement, as amended, provides that if Mr. Pierce’s employment is terminated by Orbital for disability, then (1) his benefits shall be determined in accordance with Orbital’s insurance and benefits programs then in effect and (2) his stock options shall continue to vest as scheduled for a 24-month period following such termination and remain exercisable for the rest of the originally scheduled term. If Mr. Pierce’s employment is terminated for any reason other than for disability or “cause,” as defined in the agreement, or by Mr. Pierce for “good reason,” as defined in the agreement, then Mr. Pierce would receive a lump sum payment equal to two times the sum of his annual base salary, plus the higher of (1) the sum of any bonuses paid or payable to him for the 12-month period immediately preceding the month of such termination, or (2) the target bonus for the year of termination based on the then current management incentive bonus plan. He would also be reimbursed for all reasonable legal fees and expenses incurred by him as a result of such termination. Also, Mr. Pierce’s stock options would continue to vest and his insurance benefits would continue for a 24-month period following such termination.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee was comprised of Edward F. Crawley, Daniel J. Fink, Robert J. Hermann, Ronald T. Kadish (appointed July 2005) and Janice I. Obuchowski during 2005. No member of the Compensation Committee was an officer or employee of Orbital during fiscal year 2005, nor did any member have a business relationship with Orbital that is required to be disclosed pursuant to the applicable SEC rules. No interlocking relationship, as described in the applicable SEC rules, existed between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee during 2005.

      Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate SEC filings, in whole or in part, the following performance graph, the Compensation Committee report on executive compensation and the Audit Committee report will not be incorporated by reference into any such filings.
PERFORMANCE GRAPH
      The following graph compares the yearly cumulative total return on Orbital’s common stock against the cumulative total return on the S&P 500 Company Index and the Dow Jones Aerospace/ Defense Index for the five-year period commencing on December 31, 2000 and ending on December 31, 2005.
Comparison of Cumulative Total Returns*

	2000	2001	2002	2003	2004	2005

Orbital Sciences Corporation	$100.000	$100.121	$102.303	$291.394	$286.788	$311.273
Dow-Jones Aero/Defense Index	100.000	83.815	80.287	97.160	113.128	130.561
S&P 500 Index	100.000	86.957	66.639	84.218	91.793	94.547

*	Assumes that the value of the investment in Orbital’s common stock and each of the indices was $100 on December 31, 2000. Orbital has not declared any dividends on its common stock.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
      Overview and Philosophy. The Compensation Committee strives to ensure that compensation serves to motivate and retain senior management while also being in the best interests of the company and its stockholders. The Compensation Committee’s philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital’s senior management to those of the company’s stockholders. The Compensation Committee also believes it is important for senior management to feel accountable for the performance of the business for which they are responsible as well as their individual performance. The Compensation Committee endeavors to attain these goals by employing a “pay-for-performance” philosophy and tying a portion of compensation to the achievement of certain operational and financial objectives adopted annually by the Compensation Committee. To implement these objectives, Orbital’s compensation structure has three general components:

(1)	base salary;

(2)	annual performance-based cash bonuses and, under certain circumstances, special cash bonuses; and

(3)	awards of restricted stock units.
      In addition, Orbital compensates the Named Officers, and other executive officers, with certain benefits that are not generally available to our employee population. In 2005, these benefits included the payment of executive long-term disability premiums on behalf of the Named Officers. Compensation information regarding these benefits for 2005 is set forth in the Summary Compensation Table located above in the “Executive Compensation” section of this proxy statement.
      Base Salary. In the early part of each fiscal year, the Compensation Committee reviews with Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, and approves, with any modifications it deems appropriate, salary levels for executive officers, including the Named Officers. Generally, the salaries are intended to reflect the value of comparable positions in the industry and the past and expected future performance and contributions of the individual senior executive, as well as the company’s overall growth and profitability. In 2005, base salaries generally increased between 2% and 7% for senior management, including the Named Officers other than the Chief Executive Officer (as discussed below). In 2005, Mr. J.R. Thompson elected to receive 25% of his salary, net of taxes, in shares of Orbital common stock issued under the 1997 Option Plan. These shares are not subject to any vesting requirements.
      Annual Performance-Based Cash Bonuses and Special Cash Bonuses. Under the management incentive bonus plan for 2005, the company’s Chief Executive Officer had a target bonus of 90% of base salary, and the President and Chief Operating Officer and Chief Financial Officer had target bonuses of 80% of base salary. The other Named Officers had target bonuses of 50% of base salary. The actual bonus award may be higher than the executive’s target bonus depending upon actual company and/or business unit performance or any special individual achievements.
      The 2005 bonuses for executives employed in Orbital’s corporate division, including the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer, were based upon the company’s annual consolidated financial results (weighted 75%) and corporate operational performance (weighted 25%). The company’s financial performance was measured based upon established targets for each of free cash flow (weighted 25%), pre-tax net income (weighted 30%), revenues (weighted 25%) and firm backlog (weighted 20%). Corporate operational performance was measured based on the level of achievement of corporate-level goals relating to areas such as company-wide technical and business operations.
      The 2005 bonuses for the other Named Officers, each of whom is the General Manager for a business unit, were based on the business unit’s annual financial results (weighted 45%), the company’s annual consolidated financial results (weighted 30%) and the business unit’s operational performance (weighted 25%). The business unit’s financial performance was measured based upon established targets for each of free cash flow (weighted 25%), operating income (weighted 30%), revenues (weighted 25%) and firm backlog (weighted 20%). The company’s financial performance was measured based upon the targets described in the paragraph above. The business unit’s operational performance was measured based on the level of achievement of specific business-oriented goals, such as successful mission performance, keeping programs on schedule and within budget, and winning new business.
      The financial objectives recommended by management were reviewed and adopted by the Compensation Committee in early 2005. The Compensation Committee also reviewed and adopted operational objectives recommended by management for purposes of 2005 bonus opportunities.
      In January 2006, the Chief Executive Officer evaluated Orbital’s and each business unit’s performance against the established goals, as well as any individual achievements, and presented his evaluation, together with his reasoning and recommended bonus awards, to the Compensation Committee. The Compensation Committee then determined, based on the evaluation provided by the Chief Executive Officer, the percentage of target bonus to be awarded to each executive officer. The bonuses awarded to Messrs. J.R. Thompson and Pierce were 95% of each executive’s target bonus amount. Mr. Grabe received 90% of his target bonus amount. Mr. Danko received 105% of his target bonus amount.
      In addition to the annual management incentive bonus plan, Orbital also has a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. Under his executive relocation agreement described above, during 2005, Mr. Grabe received a special cash bonus of $8,600 per month and a tax gross-up payment related to each such bonus, and a special cash bonus of $65,000 in recognition of his long-term relocation to the company’s Chandler, Arizona facility.
      Long-Term Incentive Awards. Historically, Orbital’s long-term incentive compensation was generally awarded in the form of stock options and/or restricted stock. In 2005, the Compensation Committee reviewed these long-term incentive award practices in light of recent market trends and Orbital’s anticipated adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment in January 2006, which would eliminate the accounting advantages of stock options. Based on its review, the Compensation Committee determined that restricted stock unit awards would replace stock option awards as the company’s primary form of long-term incentive compensation. Restricted stock units represent the right to receive shares of Orbital common stock subject to a vesting schedule.
      The Compensation Committee believes that the award of restricted stock units provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Restricted stock unit awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value. In addition, the time-vesting schedule of restricted stock unit awards will further the goals of employee retention.
      In 2005, the Compensation Committee approved an annual award of restricted stock units to senior executives, including the Named Officers. In addition, restricted stock units may be awarded throughout the year to individuals, including the Named Officers. The number of restricted stock units awarded to each individual is determined subjectively based on a number of factors, including the individual’s degree of responsibility, general level of performance, ability to affect future company performance, salary level, and recent noteworthy achievements. The value of the award to the recipient is directly related to an increase or decrease in the price of Orbital’s common stock. During 2005, each of the Named Officers received an award of restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008. Additional information about these restricted stock unit awards is included in the Summary Compensation Table located above in the “Executive Compensation” section of this proxy statement.
      Chief Executive Officer Compensation. Based on the Compensation Committee’s review of the Chief Executive Officer’s performance, the overall financial and operational performance of the company and compensation levels for comparable positions in the industry, the Compensation Committee authorized a merit increase in Mr. Thompson’s annual base salary from $475,000 to $525,000 effective January 1, 2005. The Compensation Committee increased the Chief Executive Officer’s target bonus percentage from 80% to 90% of base salary for 2005. In determining the Chief Executive Officer’s annual performance-based cash bonus, the Compensation Committee reviewed Orbital’s financial performance against the objectives established in early 2005, Orbital’s operational performance against the operational goals established during 2005 and the Chief Executive Officer’s individual performance. The company substantially met the financial goals and the operational objectives. Accordingly, the total bonus percentage awarded to the Chief Executive Officer under the company’s management incentive bonus plan for 2005 was 95% of target, or approximately $448,900. The Compensation Committee also awarded Mr. Thompson 40,000 restricted stock units that vest in one-third increments on April 26, 2006, April 26, 2007 and October 28, 2008.
      Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee generally has not sought to structure compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements, although it may do so in the future. For 2005, two executive officers exceeded $1,000,000 in compensation for purposes of Section 162(m).
      The foregoing report has been furnished by the Compensation Committee members:

Janice I. Obuchowski, Chairman Edward F. Crawley Daniel J. Fink	Robert J. Hermann Ronald T. Kadish

AUDIT AND FINANCE COMMITTEE REPORT
      The Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. The Audit Committee is comprised of five directors, each of whom is “independent” as defined by the existing NYSE listing rules and SEC rules. Members of the Audit Committee must also satisfy the independence requirements of Section 10A(m)(3) of the Exchange Act.
      Management is responsible for the company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
      The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2005, with the company’s management, and also has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee has received both the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC that firm’s independence.
      Based on the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the company that the audited consolidated financial statements of the company for the fiscal year ended December 31, 2005, be included in the company’s Annual Report on Form 10-K as filed with the SEC in March 2006.
      The foregoing report has been furnished by the Audit Committee members:

Robert M. Hanisee, Chairman Edward F. Crawley Lennard A. Fisk	Frank L. Salizzoni Harrison H. Schmitt

OWNERSHIP OF COMMON STOCK
      The table below sets forth certain information regarding Orbital’s stock-based holdings as of March 15, 2006 unless otherwise indicated, by (1) each person known by Orbital to own beneficially more than 5% of Orbital’s common stock, (2) each director of Orbital and each Named Officer and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

			Percent of
	Shares	Total Shares	Shares
	Beneficially	and Options	Beneficially
Name and Address	Owned(a)	Owned(b)	Owned

FMR Corp.	8,082,592	8,082,592	14.7%
82 Devonshire Street Boston, MA 02109 (c)
OppenheimerFunds, Inc.	6,002,061	6,002,061	10.9%
Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281 (d)
Silverback Asset Management, LLC	3,940,084	3,940,084	7.2%
1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517
Silverback Master, Ltd.
c/o International Fund Services (Ireland) Limited Bishop’s Square, Third Floor Redmond’s Hill Dublin 2, Ireland
Elliot Bossen
c/o Silverback Asset Management, LLC 1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517 (e)
Franklin Resources, Inc.	3,456,620	3,456,620	6.3%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway San Mateo, CA 94403 (f)
Dimensional Fund Advisors Inc.	2,791,736	2,791,736	5.1%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401 (g)
Edward F. Crawley	20,292	25,292	*
John M. Danko	124,452	134,452	*
Daniel J. Fink (h)	70,570	75,570	*
Lennard A. Fisk	66,483	71,483	*
Ronald J. Grabe	291,167	301,167	*
Robert M. Hanisee	46,983	51,983	*
Robert J. Hermann	45,434	50,434	*
Ronald T. Kadish	1,664	11,664	*
Janice I. Obuchowski	51,345	56,345	*
Garrett E. Pierce	780,162	795,162	1.4%
James G. Roche	2,687	12,687	*
Frank L. Salizzoni	55,389	60,389	*
Harrison H. Schmitt	41,805	46,805	*
David W. Thompson	713,204	739,871	1.3%
James R. Thompson (i)	735,704	750,704	1.3%
Scott L. Webster	194,116	199,116	*
Officers and Directors as a Group (18 persons)	3,630,960	3,794,960	6.3%

*	Less than 1%.

(a)	Includes shares issuable upon exercise of currently vested stock options, stock options and/or restricted stock units that will vest within 60 days of March 15, 2006, in the following amounts: Edward F. Crawley, 15,000 shares; John M. Danko, 105,291 shares; Daniel J. Fink, 35,000 shares; Lennard A. Fisk, 35,000 shares; Ronald J. Grabe, 236,200 shares; Robert M. Hanisee, 20,000 shares; Robert J. Hermann, 20,000 shares; Janice I. Obuchowski, 35,000 shares; Garrett E. Pierce, 667,500 shares; Frank L. Salizzoni, 35,000 shares; Harrison H. Schmitt, 30,000 shares; David W. Thompson, 543,333 shares; James R. Thompson, 497,500 shares; Scott L. Webster, 150,000 shares; and all officers and directors as a group, 2,771,516 shares.

(b)	Sets forth the total amount of Orbital stock-based holdings for the person or entity, including shares beneficially owned and reported on this table and stock options and/or restricted stock units that will not become exercisable within 60 days of March 15, 2006 (and therefore are not otherwise required to be reported in the table).

(c)	Beneficial ownership is as of December 31, 2005, based on a Schedule 13G/A filed on February 14, 2006 with the SEC by FMR Corp. (“FMR”) and represents shares of the company’s common stock held by FMR and its subsidiary, Fidelity Management & Research Company (“FM&R”). FMR has reported that FMR, through its control of FM&R, an individual and certain investment funds for which FM&R acts as an investment adviser, each have sole power to dispose of 8,082,592 shares of the company’s common stock owned by such investment funds. FMR has no power to vote or direct the voting of the shares of the company’s common stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds.

(d)	Beneficial ownership is as of December 30, 2005, based on a Schedule 13G/A filed on February 6, 2006 with the SEC by OppenheimerFunds, Inc. and represents 6,002,061 shares of the company’s common stock over which OppenheimerFunds, Inc. has shared dispositive power. OppenheimerFunds, Inc. disclaimed beneficial ownership of the securities reported on Schedule 13G/A in accordance with Rule 13d-4 promulgated under the Exchange Act.

(e)	Beneficial ownership is as of December 31, 2005, based on a Schedule 13G filed on February 14, 2006 with the SEC by Silverback Asset Management, LLC (“SAM”), Silverback Master, Ltd. (“SM”) and Elliott Bossen (“Bossen”), and represents warrants that are currently exercisable into 3,940,084 shares of the company’s common stock over which SAM, SM and Bossen have shared voting power and shared dispositive power. Both SAM and Bossen disclaimed beneficial ownership of the securities reported on Schedule 13G in accordance with Rule 13d-4 promulgated under the Exchange Act. SAM serves as investment manager to SM and Bossen is the sole managing member of SAM and is primarily responsible for the investment decisions of SAM.

(f)	Beneficial ownership is as of December 31, 2005, based on a Schedule 13G filed on February 13, 2006 with the SEC by Franklin Resources, Inc. (“FRI”) and FRI’s principal stockholders, Charles B. Johnson and Rupert H. Johnson, Jr. (“Principal Stockholders”) and represents a total of 3,456,620 shares of the company’s common stock held by FRI’s direct and indirect subsidiaries, Franklin Advisers, Inc. (“FA”), Franklin Templeton Portfolio Advisors, Inc. (“FTPA”), Franklin Templeton Investments Corp. (“FTI”) and Fiduciary Trust Company International (“FTC”) (collectively, “FRI Subsidiaries”). FA has sole voting power and sole dispositive power over 1,818,770 shares of the company’s common stock. FTPA has sole voting power, to the extent that an underlying client retains voting power over any shares, and sole dispositive power over 1,356,889 shares of the company’s common stock. FTI has sole voting power and sole dispositive power over 253,900 shares of the company’s common stock. FTC has sole voting power and sole dispositive power over 3,961 shares of the company’s common stock. FRI has no power to vote or direct the voting of the shares of the company’s common stock owned by the FRI Subsidiaries. FRI, the Principal Stockholders and the FRI Subsidiaries disclaimed beneficial ownership of the securities reported on Schedule 13G in accordance with Rule 13d-4 promulgated under the Exchange Act. FRI, the Principal Stockholders and each of the FRI Subsidiaries are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act and are not otherwise required to attribute to each other the beneficial ownership of securities.

(g)	Beneficial ownership is as of December 31, 2005, based on a Schedule 13G filed on February 6, 2006 with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”) and represents 2,791,736 shares of the company’s common stock over which Dimensional has sole voting power and 2,791,736 of the company’s common stock over which Dimensional has sole dispositive power. Dimensional is an investment adviser to certain funds who hold the shares and Dimensional disclaimed beneficial ownership of the securities reported on the Schedule 13G in accordance with Rule 13d-4 promulgated under the Exchange Act.

(h)	Includes 2,000 shares of common stock with respect to which Mr. Fink shares voting and investment power with his wife.

(i)	Excludes 1,385 shares of common stock owned by Mr. J.R. Thompson’s wife, with respect to which Mr. Thompson disclaims beneficial ownership.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS
      The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of PwC as the company’s independent auditors for the fiscal year ending December 31, 2006. PwC has served as the company’s independent auditors since 1999. A representative of PwC is expected to be present at the annual meeting and will be available to respond to appropriate questions and make such statements as he or she may desire. In the event that the stockholders do not ratify the appointment of PwC, the Board will consider the appointment of another firm of independent auditors. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter will be required to approve Proposal 2. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.
      The Board of Directors recommends that you vote FOR the ratification of such appointment. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of PwC.
STOCKHOLDER PROPOSALS FOR 2007 PROXY STATEMENT
      Stockholder proposals that are intended to be included in the proxy statement and related proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act for Orbital’s 2007 annual meeting of stockholders must be received by Orbital no later than November 25, 2006 at its principal office located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.
      In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 1.6 of our Amended and Restated Bylaws, which are on file with the SEC and available on our website, and may be obtained from the company upon request. These notice provisions require that recommendations for director nominees for the 2007 annual meeting and any requests to submit any other matter to a vote of stockholders must be received no earlier than December 28, 2006 and no later than January 27, 2007. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires Orbital’s officers and directors and persons who beneficially own more than 10% of Orbital’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and stockholders beneficially owning more than 10% of Orbital’s common stock are required by SEC regulation to furnish to Orbital copies of all Forms 3, 4 and 5 they file. Form 4s were inadvertently filed two days late on behalf of Edward F. Crawley, Daniel J. Fink, Lennard A. Fisk, Robert M. Hanisee, Robert J. Hermann, Janice I. Obuchowski, Frank L. Salizzoni, Harrison H. Schmitt and Scott L. Webster, reporting the grant of 5,000 stock options under the 1997 Option Plan. Based solely on Orbital’s review of the copies of such forms it has received and written representations from the reporting persons and except as otherwise provided herein, Orbital believes that all of its executive officers and directors complied with the filing requirements applicable to them with respect to all other transactions during fiscal year 2005.
Relationship with Independent Auditors
      The Board has appointed PwC as Orbital’s independent auditors for the fiscal year ending December 31, 2006, subject to ratification by our stockholders at the annual meeting.
Fees of Independent Auditors
      For services rendered during or in connection with Orbital’s fiscal years indicated in the table below, Orbital has received, or expects to receive, invoices from PwC for the following fees:

	2004	2005

Audit Fees(a)	$1,050,000	$880,000
Audit-Related Fees(b)	59,000	41,000
Tax Fees(c)	70,000	55,000
All Other Fees	—	—

(a)	Includes fees for services rendered (i) for the annual audit of Orbital’s consolidated financial statements and effectiveness of internal controls over financial reporting, (ii) in connection with the quarterly reviews of the consolidated financial statements in Orbital’s Forms 10-Q and (iii) in connection with consents.

(b)	Includes fees for the audits of benefit plans, assistance in connection with government contract matters and consultations regarding various accounting matters.

(c)	Includes fees for tax compliance and consultation.
      The Audit Committee takes into consideration all fees charged by the independent auditors in its assessment of PwC’s independence.
Pre-Approval of Audit and Non-Audit Services
      The Audit Committee has adopted policies and procedures regarding the pre-approval of audit and non-audit services to be provided by the company’s independent auditors (the “Pre-Approval Policy”). The company’s Audit Committee is required to pre-approve all services performed by the independent auditors to assure that the provision of such services do not impair the auditors’ independence.
      The Audit Committee reviews and approves a list of pre-approved services and the estimated costs of performance approved for each, at least annually. The list is updated throughout the year, as may be necessary. The Audit Committee has delegated its Chairman the authority to pre-approve the performance by the independent auditor of services with estimated aggregate costs of performance up to $100,000. All of the fees identified above under “Fees of Independent Auditors” for 2005 were pre-approved in accordance with the Pre-Approval Policy.
      Any engagement agreement between the company and the independent auditors must be signed by an officer of the company and at least one member of the Audit Committee. The Audit Committee must be notified, at its next regularly scheduled meeting, of any engagement that occurs which had been pre-approved by the Committee or by the Audit Committee delegate. If the proposed service has not been pre-approved, then a representative of the independent auditors and the Chief Financial Officer, Controller or other Senior Vice President must jointly submit to the Audit Committee, prior to the commencement of any work, a request for approval, including a reasonably detailed description of the service proposed to be provided, an estimate of the costs of performance of the service and a joint statement as to whether, in their view, the request or application is consistent with the SEC rules on auditor independence.

Multiple Stockholders with the Same Address
      Orbital has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, Orbital is delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless Orbital has received contrary instructions from an affected stockholder. This procedure reduces Orbital’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.
      Orbital will deliver upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may contact Orbital’s Investor Relations Department either by mail at 21839 Atlantic Boulevard, Dulles, Virginia 20166, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.
      If you are a holder of Orbital common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
      Any stockholders of record who share the same address and currently receive multiple copies of Orbital’s annual report and proxy statement who wish to receive only one copy of these documents per household in the future, please contact Orbital’s Investor Relations Department at the address, telephone number or e-mail listed above to participate in the householding program.
      A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ORBITAL SCIENCES CORPORATION
Proxy for Annual Meeting of Stockholders — April 27, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned appoints David W. Thompson and Susan Herlick and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the “company”) to be held at the company’s headquarters, 21839 Atlantic Boulevard, Dulles, Virginia 20166 on April 27, 2006 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
Vote on Directors
1.	To elect five Directors, each to serve for a three-year term ending in 2009. Nominees: 01) Robert M. Hanisee
02) James G. Roche
03) Harrison H. Schmitt
04) James R. Thompson
05) Scott L. Webster

☐ For All	☐ Withhold All	☐ For All Except
To withhold authority to vote for any nominee(s), mark “For All Except” and write the name(s) of such nominee(s) on the line below.

Vote on Proposal
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for the fiscal year ending December 31, 2006.

☐ For	☐ Against	☐ Abstain
Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
HOUSEHOLDING ELECTION
Please indicate if you consent to receive certain future investor communications in a single package per household.
     ☐ Yes           ☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Wednesday, April 26, 2006. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Orbital Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, April 26, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Orbital Sciences Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.